                                  IMMEDIATE RELEASE          NOVEMBER 5, 2003
                                  CONTACTS:
                                  BRENT L. LARSON,           JONATHAN FASSBERG,
                                  VP FINANCE & CFO           THE TROUT GROUP
                                  614 793 7500               212 437 9007
------------------------------------------------------------------------------
              NEOPROBE'S CEO INTERVIEWED BY WALLSTREETREPORTER.COM

DUBLIN, OHIO - November 5, 2003 -- Neoprobe Corporation (OTCBB: NEOP), today announced that its President and Chief Executive Officer, David C. Bupp, was interviewed by Wall Street Reporter, an online business news service.

In the interview, Mr. Bupp briefly discussed Neoprobe's current development activities including those relating to the Company's line of gamma detection devices, its line of QuantixTM blood flow measurement devices, and its lymphatic mapping radiotracer Lymphoseektm. Among the highlights covered by Mr. Bupp were recent clinical presentations on the Quantix/NDtm and Quantix/ORtm products and a discussion of Lymphoseek's longer term revenue potential of approximately $30
- 40 million annually. Mr. Bupp concludes the interview with a brief investment overview for the Company.

To listen to Mr. Bupp's interview, go to www.wallstreetreporter.com. First-time users to Wall Street Reporter will have to register to listen to the interview. Scroll down to in the interviews dialog box to Neoprobe Corporation, David Bupp, and then click on the title.

ABOUT NEOPROBE
Neoprobe develops and provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision making needs of healthcare professionals. Neoprobe's current line of gamma detection systems is widely used for intraoperative lymphatic mapping (ILM), an emerging standard of care technology for breast cancer and melanoma. Neoprobe also holds significant interests in the development of related biomedical systems and agents. The Company's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. With the acquisition of Cardiosonix Ltd. in 2001, Neoprobe expanded its product portfolio to include blood flow measurement products. Cardiosonix is a development stage company that has recently received regulatory clearance to begin the clinical evaluation and commercial sale of its blood flow measurement products. Cardiosonix' products (the Quantix/NDTM and the Quantix/ORTM) are designed to be used by neurosurgeons, cardiovascular surgeons and critical care physicians.


Statements in this news release and the interview, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, and markets for the Company's products, are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and exclusive distributor, competition, limited marketing and manufacturing experience, and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.